AGREEMENT


           For valuable consideration given by Richard W. Cohen ("Cohen")

to  Murray  Koppelman  ("Koppelman")  in  connection  with his  acquisition  for

$325,000,  of a 6% Convertible  Note Due August 31, 2001,  dated August 31, 1996 made by Quality  Products,  Inc. to PI, Inc. in the principal amount of $500,000

(the  "Note"),  and in further  consideration  of the  promises set forth below,

Koppelman and Cohen agree as follows:

                1. Cohen has a 50%  interest  in the Note and in all  proceeds therefrom,  including payments of principal and interest, shares of stock issued upon  conversion of the Note ("Note Shares") and net proceeds of any sale of all or any part of the Note or Note Shares.

                  2. Cohen shall pay Koppelman within 30 days of written demand by Eastlake, the sum of $162,500.


Dated:   August 7, 1997
         New York, New York



                                                        /s/Murray Koppelman
                                                        -------------------
                                                        Murray Koppelman




                                                        /s/Richard W. Cohen
                                                        -------------------
                                                       Richard W. Cohen